                                                                 EXHIBIT 10.28


                              EMPLOYMENT AGREEMENT


     This Employment Agreement ("Agreement") is entered into as of the 28th ay of March, 1996, by and among Integrity Incorporated, a Delaware corporation, ("Employer") and Jerry Weimer, an individual residing in Mobile, Alabama ("Employee").

     In consideration of the promises, covenants and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Employee and Employer agree as follows:

1.   Employment.

     Employee hereby employs Employee and Employee hereby accepts employment in the position of Executive Vice President/Chief Operating Officer (the "Position") upon the terms and conditions hereinafter set forth.

2.   Services.

     During the term of employment hereunder, Employee shall devote his full professional time and energy to the performance of his duties as Executive Vice President/Chief Operating Officer and shall use his best efforts in the performance of the same; provided that, in addition to annual paid vacation to which Employee will be entitled as provided in paragraph 3(c), Employee may take up to four weeks of unpaid leave per fiscal year to work with Inspiration Cruises, the scheduling of such leave to be subject to the approval of the Chief Executive Officer of Employer. Employer and Employee agree that Employee's duties in the Position shall be determined by Employer and may be altered by Employer from time to time at its sole discretion. Employer and Employee acknowledge and agree that Employee's initial duties in the Position shall consist of, among other things, general oversight of the following areas of the Employer's business: product development; sales and marketing; and operations and distribution.

3.   Compensation.

     For and in consideration of the promises and covenants made herein and the services to be provided hereunder, Employer agrees to compensate Employee as follows:

     (a) Salary. Employer shall pay to Employee an annual salary in the amount of One Hundred Seventy Five Thousand Dollars and No Cents ($175,000.00), less taxes and other normal withholdings. Said salary shall be paid to Employee in equal semi-monthly installments.

     (b) Benefits. Employee shall be entitled to receive or participate in all employment benefits or benefit plans generally made available by Employer to its employees, if any, to the same extent and under the same conditions as other covered employees.

     (c) Vacation. Employee shall be entitled to four weeks of paid vacation per fiscal year.

     (d) Bonus. As long as Employee holds an executive officer position with Employer, Employee shall be eligible to receive cash bonuses under the executive cash bonus compensation system established from time to time by the Employer. Under such system, cash bonuses are awarded in the judgment of the Compensation Committee of the Board of Directors of the Employer based on the achievement of budgeted targets and the individual performance of the Employee.

4.   Term and Termination.

     Employee's employment with Employer shall begin on the 28th day of March, 1996 and shall continue until terminated as provided in this Agreement. Employee acknowledges and agrees that this Agreement, and his employment with Employer, shall be terminated upon the occurrence of any of the following events:

     (a)  Employee's death;

     (b) Employee becoming or remaining Disabled for substantially continuous period of six months. For purposes of this Paragraph, the term "Disabled" shall mean Employee's inability to perform the essential functions of his position with or without reasonable accommodation;

     (c)  Mutual written agreement between Employer and Employee to terminate;

     (d)  After Employee has been employed by Employer for at least eighteen
          (18) months, upon six (6) months prior written notice of termination from Employer to Employee for any reason or no reason at all.
          Provided: Employer, at its sole discretion, may elect to pay to Employee an amount equal to Employee's salary for six (6) months in lieu of providing the notice set forth in this subparagraph; or

     (e) Immediately upon written notice of termination from Employer "for cause." For purposes of this Agreement, a termination shall be considered to be "for cause" if it occurs in conjunction with a determination by Employer that Employee has committed or engaged in either (i) any act that constitutes, on the part of Employee, fraud, dishonesty, breach of fiduciary duty, a felony or gross misfeasance of duty; or (ii) conduct by Employee in his office with the Employer that is grossly inappropriate and demonstrably likely to lead to material injury to Employer, as determined by the Board

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          of Directors of Employer acting reasonably and in good faith;
          provided, that in the case of (ii) above, such conduct shall not constitute "cause" unless Employer's Board of Directors shall have delivered to Employee notice setting forth with specificity (A) the conduct deemed to qualify as "cause", (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty
          (30) days) within which Employee may take such remedial action, and Employee shall not have taken such specified remedial action within the specified time.

5.   Change in Control.

     Contemporaneously with their execution of this Agreement, Employer and Employee have agreed to and executed a separate agreement entitled Key Employee Change in Control Agreement ("Change in Control Agreement"). The Change in Control Agreement, which is attached hereto as Exhibit A, is hereby expressly incorporated into and made a part of this Agreement as if its terms were set forth in full herein.

6.   Non-disclosure of Confidential Information.

          (a)  Definitions.

     The following definitions shall apply to this Agreement:

               (i) "Trade Secrets" means all secret, proprietary or confidential information regarding Employer or its business, including any and all information not generally known to, or ascertainable by, persons not employed by Employer, the disclosure or knowledge of which would permit those persons to derive actual or potential economic value therefrom or to cause economic or financial harm to Employer. Such information shall include, but not be limited to, financial information, strategic plans and forecasts, marketing plans and forecasts, customer lists, mailing lists, computer software (including without limitation, source code, object code and manuals), customer billing or order information, technical information regarding Employer's products or services, prices offered to or paid by customers, purchase and supply information, current and future development and expansion or contraction plans of Employer, sales and marketing plans and techniques, information concerning personnel assignments and operations of Employer and matters concerning the financial affairs, future plans and management of Employer. "Trade Secrets" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating a legal right of Employer.

               (ii) "Confidential Information" means information, other than Trade Secrets, which relates to Employer, Employer's activities,

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


          Employer's business or Employer's suppliers or customers that is not generally known by persons not employed by Employer and which is or has been disclosed to Employee or of which Employee became aware as a consequence of or through his relationship to Employer. "Confidential Information" shall not include information that has become generally available to the public by the act of one who has the right to disclose such information without violating any legal right of Employer.

               (iii) "Documents" means originals or copies of handbooks, manuals, files, memoranda, correspondence, notes, photographs, slides, overheads, audio or visual tapes, cassettes, or disks, and records maintained on computer or other electronic media.

          (b) Covenant Regarding Non-disclosure of Trade Secrets or Confidential Information.

          Employee covenants and agrees that: (i) during his employment with Employer he will not use or disclose any Trade Secrets or Confidential Information of Employer other than as necessary in connection with the performance of his duties as an employee of Employer; and (ii) for a period of two (2) years immediately following the termination of his employment with Employer, Employee shall not, directly or indirectly, transmit or disclose any Trade Secret or Confidential Information of Employer to any person and shall not make use of any such Trade Secret or Confidential Information, directly or indirectly, for himself or others, without the prior written consent of Employer, except for a disclosure that is required by any law or order, in which case Employee shall provide Employer prior written notice of such requirement and an opportunity to contest such disclosure. However, to the extent that such information is a "trade secret" as that term is defined under a state or federal law, this subparagraph is not intended to, and does not, limit Employer's rights or remedies thereunder and the time period for prohibition on disclosure or use of such information is until such information becomes generally known to the public through the act of one who has the right to disclose such information without violating a legal right of Employer.

          (c)  Return of Information.

          Employee agrees that he shall return all Trade Secrets, Confidential Information or other property of Employer immediately upon the termination of his employment with Employer, including all handbooks, training materials, reports, policy statements, programs, customer lists, mailing lists and other documents provided by Employer or acquired by Employee as a result of his employment with Employer, and all copies thereof.

7.   Inventions and Other Developments.

     All inventions, formulas, techniques, processes, concepts, systems and programs, mailing lists and customer lists and compilations, whether or not patented or patentable, or subject to copyright, made or conceived, individually or in conjunction with others, by Employee during the term of his employment with Employer that relate to activities or proposed activities of Employer or that result from work performed by Employee for Employer are the sole and exclusive property of Employer; provided, that Employee shall retain all rights to, and may copyright in his name, all songs written by Employee. Employee further agrees that, subject to the proviso in the immediately preceding sentence, upon request by Employer, he will assign title to any such inventions, formulas, techniques, processes, concepts, systems and programs, and lists and compilations to Employer and will sign any and all documents necessary to effect such assignment.

8.   Non-recruitment of Employees Covenant.

     Employee agrees that he will not, for so long as he is employed by Employer, and for a period of two (2) years immediately following the termination of his employment, solicit or induce, or attempt to solicit or induce, any employee of the Employer to terminate his or her relationship with Employer or to enter into an employment or agency relationship with Employee or with any other person or entity other than Employer.

9.   Covenant Not to Compete.

     Employee expressly covenants and agrees that during the term of his employment with Employer and for a period of two (2) years immediately following the termination of said employment for any reason, he will not, directly or indirectly, seek, obtain or accept a "Competitive Position" in the "Restricted Territory" with a "Competitor" of Employer. For purposes of this Agreement, a "Competitor" of Employer is any business, individual, partnership, joint venture, association, firm, corporation or other entity engaged, wholly or in part, in the production, publishing or distribution of Christian music or Christian videos; a "Competitive Position" is any employment with a "Competitor" of Employer in a position in which Employee will use or is likely to use any Confidential Information or Trade Secrets (as those terms are defined in Paragraph 6 of this Agreement), or in which Employee has managerial duties for such "Competitor" of Employer that are the same as or substantially similar to those actually performed by Employee for Employer with respect to Employer's direct response business or Employer's praise and worship music business; and "Restricted Territory" is the geographical area set forth in Exhibit B to this Agreement. Nothing contained in this Paragraph is intended to prevent Employee from investing in stock or other securities listed on a national securities exchange or actively traded on the over the counter market of any Competitor; provided, however, that Employee shall not hold more than a total of five percent (5%) of all issued and outstanding stock or other securities of any such corporation.

10.  Relief.

     Employee acknowledges that the covenants and promises contained in this Agreement are reasonable and necessary means of protecting and preserving Employer's goodwill and its interest in the confidentiality and proprietary value of its Trade Secrets and Confidential Information. Employee further acknowledges that the same are reasonable and necessary means of protecting Employer from unfair competition by Employee. Employee agrees that any breach of the covenants or promises contained in paragraphs 6, 7, 8 or 9 will leave Employer with no adequate remedy at law and may cause Employer to suffer irreparable damage and injury. Employee further agrees that any breach of these covenants or promises will entitle Employer to injunctive relief in any court of competent jurisdiction without the necessity of posting any bond. Employee also agrees that any such injunctive relief shall be in addition to any damages that may be recoverable by Employer as a result of such breach. Employer agrees that Employee will be entitled to seek a declaratory judgment as to the enforceability of any of the covenants or promises contained in paragraphs 6, 7, 8 or 9.

     Employee further agrees that no failure or delay by Employer in exercising, enforcing or asserting any right, power or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise of any such right, power or privilege.

11.  Severability.

     The covenants and other provisions set forth in this Agreement shall be considered and construed as separate and independent covenants and provisions. Should any covenant or provision, or any part thereof, be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part, covenant or provision of this Agreement. If any portion of the foregoing covenants or provisions is found to be invalid or unenforceable by a court of competent jurisdiction because its duration, territory, definition of activities or definition of information covered is invalid or unreasonable in scope, the invalid or unreasonable term shall be eliminated, redefined, or replaced with a new enforceable term such that the intent of Employer and Employee in agreeing to the covenants and provisions of this Agreement will not be impaired and the covenant or provision in question shall be enforceable to the fullest extent of the applicable laws.

12.  Disputes and Governing Law.

     Employer and Employee agree that, except as provided in paragraph 10 hereof, any dispute arising in connection with, or relating to, this Agreement or the termination of this Agreement, to the maximum extent allowable by applicable law, shall be subject to resolution through informal methods and, failing such efforts, through arbitration. Either party may notify the other party of the existence of a dispute by written notice. The parties shall thereafter attempt in good faith to resolve their differences within the thirty

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

(30) days after the receipt of such notice. If the dispute cannot be resolved within the thirty (30) day period, either party may file a written demand for arbitration with the other party. The arbitration shall proceed in accordance with the terms of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. The parties will attempt to choose an arbitrator acceptable to the Employer and Employee, but if agreement on an arbitrator cannot be reached within ten (10) days after either party files a written demand for arbitration, a single arbitrator shall be appointed through the American Arbitration Association's procedures to resolve the dispute.

     Employer and Employee agree that in the event that arbitration is necessary, the arbitrator shall apply the substantive laws of the state of Alabama and any applicable federal law. The place for the arbitration shall be Mobile, Alabama.

     The award of the arbitrator shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the state of Alabama.

13.  Assignment.

     This Agreement may not be assigned by Employee to any other person or entity but may be assigned by Employer at its discretion to any successor to all, or any part, of the stock or assets of Employer or to any lender of Employer.

14.  Titles.

     The titles, headings and captions used in this Agreement are for convenience of reference only and shall in no way limit, define, expand, or otherwise affect the meaning or construction of any provision of this Agreement.

15.  Entire Agreement.

     This Agreement is intended by the Parties hereto to be the final expression of their agreement with respect to the subject matter hereof and represents the complete and exclusive statement of the terms of their agreement, notwithstanding any representations, statements or agreements to the contrary heretofore made. Except as expressly noted herein, this Agreement supersedes any former agreements between the Parties governing the same subject matter. This Agreement may be modified only by a written instrument signed by each of the Parties hereto.

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


     IN WITNESS WHEREOF, the undersigned set their hands and seals as of the ___ day of May, 1996.


INTEGRITY INCORPORATED                             JERRY WEIMER


/s/ P. Michael Coleman                             /s/ Jerry Weimer   [SEAL]
--------------------------------                   -------------------------
NAME: P. Michael Coleman                           JERRY WEIMER
TITLE:  Chairman, President and
       Chief Executive Officer

ATTEST:

/s/ Alison S. Richardson
-------------------------------
Secretary


[CORPORATE SEAL]

                                    EXHIBIT A

                    KEY EMPLOYEE CHANGE IN CONTROL AGREEMENT


     THIS AGREEMENT is made and entered into as of the 28th day of March, 1996, by and between INTEGRITY INCORPORATED (the "Company") and Jerry Weimer (the "Employee").

                              W I T N E S S E T H:

     WHEREAS Employee is entering the employ of Company in the position of Executive Vice President/Chief Operating Officer; and

     WHEREAS Company wants to induce Employee to remain in said position and to retain his objectivity during circumstances relating to potential changes in control by providing Employee a measure of security; and

     WHEREAS Company wants to have the benefits of the Employee's full time and attention directed to the affairs of Company without diversion due to concerns about a possible change in control; and

     WHEREAS, the Company wants to position itself to attract and retain able managers by adopting compensation practices competitive with peer companies by providing similar severance benefits consistent with its policy of competitive employment and compensation practices;

     NOW, THEREFORE, in consideration of ONE DOLLAR and other good and valuable considerations from each to the other, receipt whereof being hereby acknowledged, Company and Employee agree as follows:

     1. Supplemental Employment Benefit. In the event that Employee is employed by Company at the time of a Change in Control (as hereinafter defined in Section
6) Employee shall be entitled to the supplemental employment benefits hereinafter provided if Employee's employment with Company terminates within 18 months after the Change in Control has occurred,

          (a) involuntarily, other than an involuntary termination for cause and other than occurring as the result of the death, disability, or termination at or after attaining normal retirement age,

          (b) voluntarily, following

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

               (i) any reduction of more than 10% in Employee's combined base salary and annual bonus from that for the calendar year immediately preceding the Change in Control,

               (ii) any relocation to an office of the Company or an affiliate of the Company more than 100 surface miles (i.e., surface miles using standard surface transportation such as public streets, roads and highways by the shortest route available) from the office where Employee was principally located at the time of the Change in Control or any increase in Employee's required travel of more than 100 surface miles (as defined above) due to a reassignment of Employee to another office of the Company or to an affiliate of the Company,

               (iii) any material reduction in the level of responsibility, position (including status, office, title, reporting relationships or working conditions), authority or duties of Employee from that held by the Employee immediately preceding the Change in Control, or

               (iv) any material reduction in the aggregate fringe benefits and perquisites available to Employee immediately preceding the Change in Control not offset by salary or annual bonus increases, or

               (c) voluntarily if, following a Change in Control, any successor or acquiror of Company either announces that it will not honor or cause Company to honor the terms of this Agreement or if, at any time, fails to confirm in writing to Employee within fifteen (15) business days of a written request by Employee that it will honor and will cause Company to honor the terms of this Agreement.

          As soon as practicable and in no event more than sixty (60) days after a termination described in (a), (b) or (c) above, Company shall pay to Employee the Severance Payment specified in Section 2 and shall provide the Benefits specified in Section 3 on an uninterrupted basis. For purposes hereof a termination shall be considered to be "for cause" if it occurs in conjunction with a determination by Company that Employee has committed or engaged in either
(i) any act that constitutes, on the part of Employee, (A) fraud, dishonesty, a felony or gross malfeasance of duty, and (B) that directly results in material injury to the Company; or (ii) conduct by Employee in his office with the Company that is grossly inappropriate and demonstrably likely to lead to material injury to the Company, as determined by the Board of Directors of the Company (the "Board") acting reasonably and in good faith; provided, however, that in the case of (ii) above, such conduct shall not constitute "cause" unless the Board shall have delivered to the Employee notice setting forth with specificity (A) the conduct deemed to qualify as "cause", (B) reasonable action that would remedy such objection, and (C) a reasonable time (not less than thirty (30) days) within which the Employee may take such remedial action, and the Employee shall not have taken such specified remedial action within such

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

specified reasonable time. For purposes hereof, (i) the Employee shall be considered "disabled" if Employee is eligible for benefits under the Company's long term disability plan (or would be eligible if not for an applicable exclusion period, waiting period, preexisting condition, reduction in benefits due to other sources of funds such as social security or worker's compensation, and any other similar limitation) and (ii) "normal retirement age" shall mean age 65. In the event Company takes the position that a termination has occurred "for cause" it shall so notify Employee in writing at the time of such termination. If for any reason, or no reason, Company takes the position that some or all of the benefits provided hereunder are not due and owing to Employee or that it will not pay Employee any or all of the benefits provided hereunder, either Employee or Company may submit the resolution of such dispute to arbitration as provided in Section 5. Notwithstanding any dispute regarding this Agreement, however, Company shall pay to Employee the Severance Payment and continue to make the Benefits available during the period specified herein, unless and until it is determined by arbitration proceedings pursuant to Section 5 that Employee is not entitled to all or a portion of the amount paid and/or to continuation of the Benefits, at which time Employee shall reimburse Company all amounts to which Employee is determined not to be entitled, plus an amount equal to the legal rate of interest specified under the laws of the State of Alabama for situations where there is an obligation to pay interest and no express contract to pay interest at a specified rate.

     2. Amount of Severance Payment. Subject to the limitation of Section 4, the Severance Payment shall be an amount equal to the greater of (i) the aggregate amount the Employee was to receive as salary under his Employment Agreement, of which this Agreement is a part, for the first two years of the term of the Employment Agreement, less all amounts actually paid to the Employee pursuant thereto and (ii) one-half of Employee's annual base salary. For purposes of this section, Employee's annual base salary shall be the greater of (i) his salary immediately prior to the Change in Control, or (ii) his salary at the time of his termination. In the event that, but for the payment of any or all of the Severance Payment, Company would qualify for favorable pooling accounting treatment with respect to the transaction constituting a Change in Control or any other transaction, Employee shall not be entitled to payment of the portion of the Severance Payment that would create the failure to so qualify.

     3. Life, Medical and Other Benefits.

     For a period of six (6) months following a termination of employment under circumstances entitling Employee to payment of the Severance Payment, Company shall make available to Employee (and his spouse and other qualified dependents) basic life insurance, long-term disability insurance and benefits, health insurance and other medical benefits ("Benefits") available to Employee immediately preceding the Change in Control and such Benefits shall be made available under the same terms and conditions (e.g., employee contributions for certain benefits that are in effect for active employees who are similarly situated) as continue to be available for comparable employees of Company during the period provided in this Section 3 with such changes as may be applicable to

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

such other employees. Notwithstanding the foregoing, Company shall not be entitled to reduce the coverage available to the Employee, his spouse and other qualified dependents or modify any of the terms and conditions thereof without the written consent of Employee provided, however, that Company may provide a substantially equivalent form of Benefit for any particular Benefit. Notwithstanding the foregoing, Employee's rights to the foregoing benefits shall terminate as to any benefit for which he becomes eligible that provides substantially similar benefits on substantially similar terms through a program of a subsequent employer or otherwise (such as through coverage obtained by Employee's spouse).

     4.   Limitation.

          (a) It is intended that all amounts payable hereunder, together with all other amounts payable to Employee upon or in connection with a Change in Control, are reasonable compensation for Employee's service to Company and its subsidiaries. Notwithstanding the foregoing, if the independent accounting firm that was approved by the shareholders in the annual shareholders' meeting immediately prior to the Change in Control ("Accounting Firm"), opines that payment of any or all of the Severance Payment and the Benefits together with any other amounts received by Employee that must be included in such determination, would result in the denial of any deduction or the imposition of an excise tax under Sections 280G and 4999 of the Code, then Company will reduce the amount otherwise due and owing to Employee under this Agreement by the smallest amount necessary to avoid the imposition of any excise tax or the denial of any deduction. Such opinion shall be based upon the proposed regulations under Code Sections 280G and 4999 or substantial authority within the meaning of Code Section 6662, and shall set forth with particularity the smallest amount by which the payment due Employee hereunder would have to be reduced to avoid the imposition of any excise tax or the denial of any deduction pursuant to Code Sections 280G and 4999 and shall demonstrate the relation of such amount to the amounts set forth above.

          (b) Company may reduce the Severance Payment and Benefits pursuant to this Section 4 only if within sixty (60) days following the Employee's termination it provides Employee with the opinion of the Accounting Firm described in paragraph (a) above. Employee shall, if he agrees with the determination of Accounting Firm, notify Company in writing of the payments and/or Benefits that he wishes to have reduced in order to comply with the provisions of this Section 4. In the event that Employee fails to designate an order of priority for the application of any such reduction, such reduction shall be made in the order of priority determined by Company. In the event that Employee does not agree with the opinion or calculation presented and he is unable to resolve any dispute with

          Company regarding such disagreement within a period of thirty (30) days of receipt of the opinion referenced above, Employee may submit the resolution of this matter to arbitration pursuant to Section 5 or take such other steps as he may deem advisable to enforce his position.

     5. Arbitration. The parties agree that all disputes that may arise between them relating to the interpretation or performance of this Agreement, including matters relating to any funding arrangements for the benefits provided under this Agreement, to the maximum extent allowed by applicable law, shall be determined by binding arbitration through an arbitrator chosen as provided in this Section 5. Either party may notify the other party of the existence of a dispute by written notice in accordance with Section 12 herein. The arbitration shall proceed in accordance with the provisions of the Federal Arbitration Act and the rules and procedures of the American Arbitration Association. If the parties can agree to an arbitrator, the dispute may be resolved by a single arbitrator. Otherwise, each party shall designate an arbitrator and a third arbitrator shall be appointed by the two arbitrators selected by the parties. If either party shall fail to appoint an arbitrator within thirty (30) days after it is notified to do so, then the arbitration shall be conducted by a single arbitrator. All arbitrators shall be selected from a panel proposed by the American Arbitration Association. The parties agree that the arbitrators shall apply the laws of the State of Alabama and any applicable federal law. Unless otherwise agreed by the parties, all arbitration proceedings shall be held in Mobile, Alabama. The award of the arbitrators shall be issued within sixty (60) days of the close of the hearing or the submission of post-hearing memoranda, whichever is later, and shall include each arbitrator's individual vote. The award of the arbitrators shall be binding and conclusive upon the parties. Either party shall have the right to have the award made the judgment of a court of competent jurisdiction in the State of Alabama. At least thirty (30) days prior to the arbitration, the Company shall provide Employee with an offer to resolve the dispute and to pay Employee whatever benefits to which the Company believes he is entitled. If the arbitrators' award is greater than the amount of the Company's offer, Employee shall be entitled to payment by the Company of all of his attorneys' fees, expenses and costs incurred in connection with the arbitration, including the Employee's portion of the arbitrators' fees. If the arbitrators' award is equal to or less than the Company's offer, the parties shall be responsible for their own attorneys' fees, expenses and costs and shall share the expenses of the arbitrators.

     6. Change in Control. "Change in Control" means and includes each of the following:

          (a) A change of control of the Company of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A of the 1934 Act regardless of whether the Company is subject to such reporting requirement;

          (b) A change of control of the Company through a transaction or series of transactions, such that any person (as that term is used in Section 13 and 14(d)(2) of the 1934 Act), excluding affiliates of the Company as of the date of this Agreement, is or becomes the beneficial owner (as that term is used in Section 13(d) of the 1934 Act) directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company's then outstanding securities;

          (c) Any consolidation, merger or share exchange involving the Company in which the Company is not the continuing or surviving corporation or pursuant to which shares of Company stock would be converted into cash, securities or other property, other than a merger of the Company in which the holders of the shares of Company stock immediately before the merger have the same proportionate ownership of common stock of the surviving corporation immediately after the merger;

          (d) The stockholders of the Company approve any plan or proposal for the liquidation or dissolution of the Company; or

          (e) Substantially all of the assets of the Company are sold or otherwise transferred to parties that are not within a "controlled group of corporations" (as defined in Section 1563 of the Code) in which the Company is a member.

     7. Other Employee Benefits. The benefits hereunder shall not be affected by or reduced because of any other benefits to which Employee may be entitled by reason of his continuing employment with Company or the termination of his employment with Company, and no other such benefit by reason of such employment shall be so affected or reduced because of the benefits bestowed by this Agreement except as hereinafter specifically provided. Employee shall not be entitled to duplicative health, medical, life, disability and other insurance benefits or to severance payments specifically made only with respect to termination of employment under any employment, retention or severance pay agreement, plan or other arrangement. In addition, the payment of benefits to Employee under Section 2 shall not entitle Employee to payments under the other plans or arrangements providing similar benefits except to the extent such other plans or arrangements provide additional benefits to those provided herein.

     8. Withholding; Set-off. All amounts payable by Company hereunder shall be subject to withholding of such amounts related to taxes as Company may be legally obligated to withhold. The right of Employee to receive benefits under this Agreement, however, shall be absolute and shall not be subject to any set-off, counterclaim, recoupment, defense, duty to mitigate or other rights Company may have against him or anyone else.

     9. Subsequent Employment. Employee's right to receive benefits under this Agreement shall not be reduced by reason of Employee's employment with any other employer after terminating employment with the Company (except as set forth in Section

3). Any compensation for services rendered or consulting fees earned after the date of termination shall not diminish Employee's right to receive all amounts due hereunder.

     10. Employee's Indemnity. Employee shall be entitled to the benefits of the indemnity provided by Company's articles of incorporation, bylaws or otherwise immediately prior to the Change in Control, and any subsequent changes to the articles of incorporation, bylaws, or otherwise reducing the indemnity granted to officers shall not affect the rights granted hereunder. Company may not reduce these indemnity benefits confirmed to Employee hereunder without the written consent of Employee.

     11. Term. Without the consent of the Employee, the terms of this Agreement may be terminated or amended by Company following the first anniversary of the date hereof at any time prior to the first to occur of (i) a Change in Control,
(ii) the public announcement of a proposal for a transaction that, if consummated, would constitute a Change in Control, or (iii) the Board of Directors learns of a proposal for a transaction that, if consummated, would constitute a Change in Control. Upon the occurrence of any of the foregoing events, this Agreement shall continue as in effect at such time without termination or further change by Company until the earlier of (x) 18 months following any Change in Control, or (y) the final withdrawal or termination of a proposal under item (ii) or (iii) that, had it been consummated, would have constituted a Change in Control, at which time this Agreement may, once again, be amended or terminated by Company until one of the events in (i), (ii) or
(iii) occurs. Notwithstanding the foregoing, in the event of a Change in Control, upon Employee's termination of employment entitling him to benefits under Sections 1 and 2, this Agreement may not be amended or terminated by Company until all of the obligations and liabilities are satisfied. For purposes of Sections 1, 2 and 3, Employee's base salary and benefits, and for purposes of
Section 10, Employee's indemnity immediately prior to an event causing this Agreement to be non-amendable by Company alone shall be considered to be Employee's base salary, benefits or indemnity immediately prior to the Change in Control if such salary, benefits or indemnity prior to the event is greater. In addition, action that would be described in Section 1(b)(ii) or (iii) if occurring following a Change in Control shall be considered to have so occurred if occurring following an event causing this Agreement to become non-amendable if there ultimately is a Change in Control.

     12. Notices. Notices, which must be in writing, will be considered effective upon receipt and shall be sent to Company at its headquarters office, attention Chief Executive Officer, or to Employee at the address set forth below. Either party may notify the other of any change in the address for notice. If the Employee is the Chief Executive Officer, notice to the Company shall be sent to any outside director of the Company's Board of Directors.

     13. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Alabama applicable to agreements made and entirely to be performed therein.

     14. Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors (including any successor to Company by reason of any Change in Control), heirs, personal representatives and assigns of the parties hereto.

     15. Employment With Related Parties. Employment with any present or future parent, subsidiary or affiliate of Company or any successor to substantially all of the business of Company shall be considered employment with Company for all purposes of this Agreement.

     16. Not Contract for Employment. Nothing in this Agreement shall be deemed to give Employee the right to be retained in the service of Company or to deny Company any right it may have to discharge, or demote Employee at any time.

     17. Severability. The invalidity and unenforceability of any particular provision of this Agreement shall not affect any other provision of the Agreement and the Agreement shall be construed in all respects as if the invalid or unenforceable provision were omitted.

     18. No Assignment or Alienation of Benefits by Employees. The Employee shall not have any power or right to transfer, assign, anticipate, hypothecate, mortgage, commute, modify or otherwise encumber in advance any of the benefits payable under this Agreement, nor shall these benefits be subject to seizure for the payment of debt, judgment, alimony or separate maintenance owed by the Employee, or any person claiming through the Employee, or be transferable by operation of law in the event of bankruptcy, insolvency or otherwise. Any attempted assignment, anticipation, hypothecation, transfer, or other disposal of the benefits hereunder, shall be void.

     19. Miscellaneous. No provisions of this Agreement may be waived or discharged unless such waiver or discharge is agreed to in writing signed by Employee and Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with any condition or provision of this Agreement to be performed by the other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, expressed or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement.

     20. Headings. The headings herein are for convenience only and shall have no significance in the interpretation of this Agreement.

     IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement under their respective seals as of the date written above.

                             INTEGRITY INCORPORATED


                             By:  /s/ P. Michael Coleman
                                -----------------------------
                                Title:   Chairman, President and
                                      ------------------------------
                                      Chief Executive Officer
                                      ------------------------------

ATTEST:
By: /s/ Brenda Nichols
   -------------------------

[CORPORATE SEAL]

                        JERRY WEIMER

                              /s/ Jerry Weimer
                        --------------------------------

                        Address: 1485 Brockton Lane E.
                                ------------------------
                                 Mobile, Alabama 36695
                        --------------------------------

                                    EXHIBIT B

         "Restricted Territory" shall mean the United States.